Exhibit 99.1

UWM Holdings Corporation Announces

UWM’s Record Fourth Quarter and Full Year 2020 Results

$1.37 Billion 4Q20 Net Income and Declares First Regular Quarterly

Dividend of $0.10 per share

$54.7 Billion in 4Q20 Loan Volume;

4Q20 Production grows 71% as Compared to Q419

PONTIAC, MI, February 3, 2021 – UWM Holdings Corporation (NYSE: UWMC), the publicly traded indirect parent of United Wholesale Mortgage (“UWM”), the #1 wholesale mortgage lender in America, today announced UWM’s results for the fourth quarter and full year ended December 31, 2020. UWM reported 4Q20 net income of $1.37 billion and FY20 net income of $3.38 billion, an 821% and 715% increase over 4Q19 and FY19 respectively. The Board of Directors of UWMC declared its first regular quarterly dividend of $0.10 per share on the outstanding shares of Class A Common Stock. The dividend is payable on April 6, 2021 to stockholders of record at the close of business on March 10, 2021.

Mat Ishbia, President and CEO of UWM said: “The fourth quarter and 2020 overall was phenomenal for UWM and the wholesale channel by any measure. We are very proud of what we accomplished in 2020 but have shifted our focus to 2021 and beyond. By going public and accessing the debt markets, we now have the capital and liquidity to not only invest in technology and service as we have always done, but also the ability to take advantage of higher profit opportunities when available or otherwise returning excess cash to our stockholders. Independent mortgage brokers are the best place for a consumer to get a loan, and as we progress through 2021, our 100% focus on the wholesale channel remains steadfast. We will continue to work with the growing number of independent mortgage brokers to provide the fastest, easiest and most cost effective way to get a mortgage, helping even more families achieve their dream of home ownership.”

Fourth Quarter and Full Year 2020 Financial Highlights

•

Record originations of $54.7 billion in loan volume, a 71% increase from the 4Q19 $31.9 billion loan volume, bringing UWM’s full year 2020 production to $182.5 billion, which is 69% higher than UWM’s prior record production for 2019 of $107.8 billion.

•	Total gain margin of 305 bps in 4Q20 compared to 110 bps in 4Q19.

•	Reported fourth quarter net income of $1.37 billion, as compared to $148.9 million for 4Q19.

•	Increased UWM’s equity to $2.37 billion at December 31, 2020 as compared to $661.3 million at December 31, 2019.

•	Closed private senior notes offering of $800 million, ending 4Q20 with non-funding debt to equity ratio of 0.49 (non-GAAP metric – see discussion below).

•	Increased the unpaid principal balance of mortgage servicing rights from $72.6 billion at Q419 to $188.3 billion at Q420.

Production and Income Statement Highlights (dollars in thousands)

	Q4 2020	Q4 2019
Closed loan volume(1)	$54,678,923	$31,908,320
Total gain margin(1)(2)	3.05%	1.10%
Net income	$1,371,791	$148,858
Comparable net income(3)	$1,001,925	$108,723

(1)	Key operational metric – see discussion below.
(2)	Represents total loan production income divided by total production.
(3)	Non-GAAP metric – see discussion below.

Balance Sheet Highlights (dollars in thousands)

	Q4 2020	Q4 2019
Cash and cash equivalents	$1,223,837	$133,283
Mortgage loans at fair value	$7,916,515	$5,446,310
Mortgage servicing rights, net	$1,756,864	$731,353
Total assets	$11,493,476	$6,654,094
Non-funding debt (1)	$1,159,283	$406,000
UWM equity	$2,374,280	$661,323
Non-funding debt to equity (1)	0.49	0.61

(1)	Non-GAAP metric – please see discussion below.

Mortgage Servicing Rights (dollars in thousands)

	Q4 2020	Q4 2019
Unpaid principal balance	$188,268,883	$72,589,639
Weighted average interest rate	3.13%	3.98%
Weighted average age (months)	6	3

Operational Highlights

•

UWM maintained an average application to clear to close time (“Days to Close”) of approximately 18 days in Q420, while management’s estimate of the industry average grew to approximately 52 days[1], 10 days higher than the nine month average of 42 days[1] as of September 2020. For the month of December, UWM Days to Close was approximately 16 days, while management’s estimate of the industry average grew to approximately 54 days.[1]

•

Our commitment to high credit quality is evidenced by a weighted average FICO of 760 for the loans closed in the fourth quarter 2020 and 757 for the full year 2020. The credit quality of UWM originations is reflected in the MSR 60+ delinquency and forbearance rates which are well below industry averages.

•

UWM’s highly successful Conquest program launch grew even further in the fourth quarter with the addition of the FHA product, joining previously released Conquest programs for Conventional and VA products. With this announcement, UWM is extending access to these very low interest rates to a larger consumer base. Conquest program loans represented 87.6% of total production in 4Q20.

•	Increased the number of team members from 4,907 at December 31, 2019 to 7,475 at December 31, 2020 with plans to continue growing throughout 2021.

•

Enhanced the Pontiac campus by completing a walking bridge to tie our approximately 600,000 square foot “North Campus” to our more recently added “South Campus” which is located in a 900,000 square foot building owned by a UWM affiliate. During fourth quarter 2020, an affiliate of UWM also purchased a neighboring facility of approximately 378,000 square feet.

•	Commenced plans to restart jumbo offerings which are expected to go live in March 2021 and will also materially increase purchase volume during the remainder of 2021.

The wholesale channel, UWM’s sole focus, continues to be viewed as the growth channel of the residential mortgage industry, represented 17.2% of the total mortgage market for the nine months ended September 30, 2020, which is the most recent data point available2. Likewise, UWM continued its dominant position in the wholesale channel, growing its market share to 34.3% for the nine months ended September 30, 2020, which is the most recent data point available3.

Technology Update

•

Launched UWM InTouch, a mobile app that provides the ability for Independent Mortgage Brokers to navigate everything from Underwriting until the loan is Cleared to Close from anywhere they have their phone. Including, document upload, e-sign capabilities, push notifications and more.

•

Launched Blink+, an enhancement to the online mortgage application launched in 2016, which includes the ability to automatically pull credit, e-sign docs and co-browse screens with borrowers, Blink+ is a Point of Sale (POS), Loan Origination System (LOS) and Customer Relationship Manager (CRM) all-in-one package that UWM makes available as one of its many partnership initiatives to Independent Mortgage Brokers.

[1]

Internal company data and Ellie Mae Origination Insight Report (the “Ellie Mae Report”). The Ellie Mae Report reflects application to close, as such for comparative purposes, management has reduced the average by an estimate of 4 days.

[2]	Source: Inside Mortgage Finance – Direct Funded First-Lien Mortgage Origination Data, Copyright 2020
[3]	Source: Inside Mortgage Finance – Top Wholesale Broker Channels Data, Copyright 2020

Product and Investor Mix - Unpaid Principal Balance (dollars in thousands)

Purchase:	Q4 2020	YTD 2020	Q4 2019	YTD 2019
Conventional	$10,638,926	$33,717,939	$7,485,001	$33,091,673
Jumbo	661	583,299	620,186	3,570,532
Government	1,457,197	8,619,874	3,457,882	13,151,943

Total Purchase	$12,096,784	$42,921,112	$11,563,069	$49,814,148

Refinance:	Q4 2020	YTD 2020	Q4 2019	YTD 2019
Conventional	$37,647,428	$119,807,647	$15,518,218	$43,116,040
Jumbo	—	897,409	663,074	2,425,666
Government	4,934,711	18,921,473	4,163,959	12,411,318

Total Refinance	$42,582,139	$139,626,529	$20,345,251	$57,953,024

Total Originations	$54,678,923	$182,547,641	$31,908,320	$107,767,172

•

UWM’s purchase volume for 4Q2020 increased to $12.1 billion, as compared to $11.6 billion in 4Q19. For FY20, purchase volume decreased to $42.9 billion, as compared to $49.8 billion in total purchase volume in FY19, primarily due to a strategic reduction in the jumbo and government purchase business.

•

UWM originated $42.6 billion in refinance volume during 4Q20, as compared to $20.3 billion in 4Q19. UWM originated $139.6 billion in refinance volume in FY20 and $57.9 billion in FY19. UWM’s 2020 production mix was comprised of 76% refinance and 24% purchase.

•	UWM’s primary focus is originating conventional loans. In 2020, conventional loans represented 84% of total production.

First Quarter 2021 Outlook

We expect the following ranges compared to the year-earlier period:

•	Closed loan volume between $52 billion and $57 billion, which would represent an increase of 22.6% and 34.4% as compared to $42.4 billion in the first quarter of 2020.

•	Total gain margin of 200-235 bps, which would be an increase of 110.5%-142.1% compared to 95 bps in the first quarter of 2020.

Earnings Conference Call Details

As previously announced, UWMC will hold a conference call for financial analysts and investors on Thursday, February 4 at 10 AM ET to review the results and answer questions. The call in numbers are:

•	Conference ID 6596094

•	Participant Toll-Free Dial-In Number: (833) 794-1164

•	Participant International Dial-In Number: (236) 714-2757

•	Conference Call name: UWM Holdings Corporation 4Q 2020 Earnings Call

Please dial in at least 15 minutes in advance to ensure a timely connection to the call. Audio, webcast, taped replay and transcript will be available on the UWM investor relations website at https://investors.uwm.com/.

Key Operational Metrics

“Closed loan volume” and “Total gain margin” are key operational metrics that UWM management uses to evaluate the performance of the business. “Closed loan volume” is the aggregate principal of the residential mortgage loans originated by UWM during a period. “Total gain margin” represents total loan production income divided by total production.

Non-GAAP Metrics

As UWM is a pass-through entity, Net income does not reflect income tax that would otherwise be payable by UWM with respect to its income if it were a C Corporation. Therefore, for comparison purposes, UWM provides “Comparable net income”, which is our net income adjusted for a 27% estimated effective tax rate. “Comparable net income” is a Non-GAAP Metric. Commencing with first quarter 2021 results, UWMC will be reporting Net income at the UWMC level on an after-tax basis, along with Net Income attributable to UWMC shareholders and Net Income Attributable to the Non-Controlling Interest in UWM.

In addition, we disclose “Non-funding debt” and the “Non-funding debt to equity ratio” as a Non-GAAP metric. We define “Non-funding debt” as UWM’s total of operating lines of credit, senior notes, equipment note payable, and finance leases as reported on our balance sheet, and the “Non-funding debt to equity ratio” as Non-funding debt divided by UWM’s total equity.

Management believes that these Non-GAAP metrics provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

The following table presents these non-GAAP financial measures along with their most directly comparable financial measure calculated in accordance with GAAP (dollars in thousands):

Comparable net income	Q4 2020	Q4 2019
Net Income	$1,371,791	$148,858
Impact of estimated effective tax rate of 27%	(369,866)	(40,135)

Comparable net income	$1,001,925	$108,723

Non-funding debt and non-funding debt to equity	Q4 2020	Q4 2020
Senior note bond	$789,323	$—
Line of credit, net	320,300	376,000
Equipment note payable	26,528	30,000
Finance leases	23,132	—

Total non-funding debt	$1,159,283	$406,000
Total equity	$2,374,280	$661,323
Non-funding debt to equity	0.49	0.61

Forward Looking Statements

This press release contains and the earnings call will contain forward-looking statements. These forward-looking statements are generally identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” and similar words indicating that these reflect our views with respect to future events. These forward-looking statements include (1) the impact of the going public and accessing the debt markets on our ability to invest in technology and services as well as other higher profit opportunities or the ability to return cash to our stockholders, (2) impact of the Conquest program and our restart of jumbo offerings on our future financial and operational results, and (3) our expectations for 2021 financial and operational results. These statements are based on our management’s current expectations, but are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document, including (i) UWM’s dependence on macroeconomic and U.S. residential real estate market conditions, including changes in U.S. monetary policies that affect interest rates; (ii) UWM’s reliance on its warehouse facilities; the risk of a decrease in the value of the collateral underlying certain of its facilities causing an unanticipated margin call; (iii) UWM’s ability to sell loans in the secondary market; (iv) UWM’s dependence on the government sponsored entities such as Fannie Mae and Freddie Mac; (v) changes in the GSEs’, FHA, USDA and VA guidelines or GSE and Ginnie Mae guarantees; (vi) UWM’s dependence on Independent Mortgage Advisors to originate mortgage loans; (vii) the risk that an increase in the value of the MBS UWM sells in forward markets to hedge its pipeline may result in an unanticipated margin call; (viii) UWM’s inability to continue to grow, or to effectively manage the growth of, its loan origination volume; (ix) UWM’s ability to continue to attract and retain its Independent Mortgage Advisor relationships; (x) UWM’s ability to implement technological innovation; (xi) UWM’s ability to continue to comply with the complex state and federal laws regulations or practices applicable to mortgage loan origination and servicing in general; and (xii) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission including those under “Risk Factors” therein. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

About UWM Holdings Corporation and United Wholesale Mortgage

Headquartered in Pontiac, Michigan, UWM Holdings Corporation is the publicly traded indirect parent of United Wholesale Mortgage (“UWM”). UWM is the #1 wholesale lender in the nation six years in a row, providing state-of-the-art technology and unrivaled client service. UWM underwrites and provides closing documentation for residential mortgage loans originated by independent mortgage brokers, correspondents, small banks and local credit unions. UWM is known for its highly efficient, accurate and expeditious lending support. UWM’s exceptional teamwork and focus on technology result in the delivery of innovative mortgage solutions that drive the company’s ongoing growth in market share and its leadership position as the foremost advocate for independent mortgage brokers. For more information, visit www.uwm.com.

For inquiries regarding UWM, please contact:

INVESTOR CONTACT

MATT ROSLIN

InvestorRelations@uwm.com

MEDIA CONTACT

NICOLE YELLAND

Media@uwm.com